EXHIBIT 10.6
[THIS AGREEMENT IS SUBJECT TO ARBITRATION]
AMENDED AND RESTATED EMPLOYMENT,
CONFIDENTIALITY, AND NON-COMPETITION AGREEMENT
THIS AGREEMENT dated and effective as of the 30th day of December, 2008 by and between Interphase Corporation, a Texas corporation (the “Company”), and Deborah A. Shute, “Executive.” The Company’s principal place of business is located at 2901 North Dallas Parkway, Suite 200, Plano, TX 75093.
WHEREAS, the Company and Executive are parties to that certain Employment, Confidentiality, and Non-Competition Agreement dated November 24, 1999, which sets forth the terms and conditions of the Executive’s employment with the Company; and
WHEREAS, the Company and Executive desire to amend and restate such agreement on the terms and conditions set forth herein in a manner intended to take into account the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:
Background Statement
The Company enables rapid platform design and integration for the global voice and data communications markets through custom and off-the-shelf communications equipment, embedded software development suites, and systems integration and consulting services for telecom and enterprise networks. Executive desires to continue to be employed by the Company. The Company desires to continue to employ Executive under the terms and conditions of this Agreement.
This Agreement sets forth the terms of Executive’s employment. The parties agree that this Agreement is supported by valuable consideration, that mutual promises and obligations have been undertaken by the parties to it, and that the agreement is entered into voluntarily by the parties.
Statement of Agreement
1.
Duties. Executive shall devote Executive’s best efforts to the business of the Company. Executive shall perform such duties and responsibilities customary to the position of Vice President of Human Resources & Administration, including those described on Exhibit A to this Agreement. Executive shall also perform those duties assigned by the Company from time to time.

2.
Terms. The “initial term” of employment under this Agreement, as amended and restated, shall terminate on May 24, 2009, the end of the current term of this Agreement. The initial term of this amended and restated Agreement shall automatically renew for successive six (6) month periods, referred to as “successor terms,” unless either party gives thirty (30) days written notice of its intention not to renew prior to the expiration of the initial or any successor term or Executive is terminated for Cause (as described in Paragraph 3(c) of This Agreement).

3.	Terminable For Cause or on Account of Death or Disability. This Agreement may be terminated by the Company prior to the expiration of the initial term or any successor term as follows:
(a)	Due to the death of Executive;

(b)
Due to a physical or mental disability which prevents Executive from performing the essential functions of his full duties for a period of ninety (90) consecutive days during the term of this Agreement, as determined in good faith by a physician reasonably acceptable to the Company; or,

(c)
For Cause, which is (i) fraud, misappropriation, embezzlement, dishonesty, or other act of material misconduct against the Company or any affiliate of the Company; (ii) failure to perform specific and lawful directives of Executive’s superiors; (iii) violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company; (iv) conviction of or plea of guilty or nolo contendere to a felony; (v) violation of the provisions of Paragraphs 8, 9, 10, 11, 13, or 16; or, (vi) substantial failure to perform the duties and responsibilities of Executive under this Agreement.

In the event of termination under this Paragraph 3, Executive shall be entitled only to Executive’s base salary earned through the date of termination paid in accordance with the Company’s normal payroll practices. No accrued but unpaid bonuses or commissions shall be due to Executive.

4.	Termination Without Cause or Nonrenewal.
(a)
In the event (i) the Company gives Executive thirty (30) days written notice of its intention not renew a term of this Agreement, pursuant to the provisions of Paragraph 2 and at the time the term of this Agreement expires as a result of such notice, Executive is willing and able to execute a new agreement containing terms and conditions substantially similar to those in this Agreement and to continue to provide services to the Company substantially similar to the services provided at the time the term expires or (ii) Executive is terminated during a term of this Agreement without Cause, the Executive shall receive (A) the balance of base salary due under this Agreement for the balance of its term on the regular pay dates of the Company (the “Remaining Term Payments”) and thereafter, (B) subject to the Executive’s execution of a general release of claims and covenant not to sue in a form acceptable to the company (the “Release”), severance pay based on Executive’s monthly base salary at the time of termination in an amount equal to six (6) months of such monthly base salary, payable in bi-weekly installments in accordance with the Company’s normal payroll practices (the “Severance Payments”). In addition, if Executive is eligible for Severance Payments and has executed a Release, and in connection with Executive’s termination of employment Executive is eligible for and timely elects to continue Executive’s coverage under the Company’s group health plan pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 et.esq. of the Employee Retirement Income Security Act of 1974, as amended (“COBRA Coverage”), the Company will pay the individual premium cost for COBRA Coverage for Executive for the period during which Executive is receiving Remaining Term Payments and Severance Payments or such shorter period during which Executive continues to be eligible for COBRA Coverage.

(b)
The Company shall begin payment of the Severance Payments on the first regularly scheduled payroll date of the Company occurring after completion of the Remaining Term payments, if any, provided Executive has executed and delivered the Release to the Company prior to such date (and not revoked the Release during the applicable revocation period). Notwithstanding any provision in the preceding sentence to the contrary, if the Severance Payments would be considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of Severance Payments shall commence on the first regularly scheduled payroll date of the Company following the later of (i) sixty (60) days following Executive’s date of termination or (ii) completion of the Remaining Term Payments; provided Executive has executed and delivered the Release to the Company prior to such date (and not revoked the Release during the applicable revocation period). The form of the Release will be provided to the Executive not later than five (5) days following Executive’s date of termination.

(c)
No accrued but unpaid bonuses or commissions shall be due to Executive under this Paragraph 4. No other severance payment or benefits shall be due Executive other than those provided for under this Agreement. Notwithstanding anything stated herein to the contrary, in the event Executive becomes employed during the period in which the Executive is eligible to receive post-employment payments under this Paragraph 4, Executive shall notify the Company of such employment within ten (10) days following the employment commencement date and any amounts received by Executive in the form of compensation, salary, or other payments as a result of such employment shall reduce any remaining Severance Payments or other amounts or liability owed by the Company to the Executive under this Paragraph 4.

5.
Compensation. Employer shall pay and provide benefits to Executive according to the provisions of Executive’s compensation plan described in the attached Exhibit B. Executive’s compensation plan shall be reviewed on a periodic basis. The Company reserves the right, and Executive hereby authorizes Company, to make deductions from Executive’s pay or bonuses to satisfy any outstanding obligations of Executive to the Company. The Company may offset against the final payment of wages or bonuses owed to Executive any amounts due the Company from Executive; provided, however, no such offset shall be made against any amount in excess of $5,000 that is considered to be “non-qualified deferred compensation” under Section 409A of the Code.

6.
Changes in Position, Location, or Compensation. If the Company transfers, promotes, or reassigns Executive to another position or geographic area, or both parties agree to a change in compensation or benefits during a term of this Agreement or upon the renewal of a term of this Agreement, an updated employment agreement may be substituted by agreement of the parties but is not required. Mutually-agreeable changes in compensation or benefits shall be effected by amendment to and incorporation of a modified Exhibit B, initialed by the parties or their authorized representative. All provisions, promises, terms or conditions not modified by an amendment of Exhibits A — C shall remain in effect and shall not be deemed revoked or modified beyond the changes set forth in one or more amended Exhibits. Notwithstanding the preceding, any changes or amendments to this Agreement shall be consistent with the provisions of Sections 20 and 21 hereof.

7.
Executive Representation/Warranty. Executive represents that Executive is not a party to any agreement with a third party, or limited by a court order, containing a non-competition provision or other restriction which would preclude Executive’s employment with Company or any of the services which Executive will provide on the Company’s behalf.

8.
Duty of Loyalty. Executive acknowledges the common law duties of reasonable care, loyalty, and honesty which arise out of the principal/agent relationship of the parties. While employed and thereafter for whatever term the law may impose, Executive shall not engage in any activity to the detriment of the Company. By way of illustration and not as a limitation, Executive shall not discuss with any customer or potential customer of the Company any plans by Executive or any other Executives of the Company to leave the employment of the Company and compete with the Company.

9.
Company Documents. Executive agrees and acknowledges that Executive holds as the Company’s property all memoranda, books, papers, letters, and other data, including duplicates, relating to the Company’s business and affairs (“Company Documents”). This includes Company Documents created or used by Executive or otherwise coming into Executive’s possession in connection with the performance of Executive’s job duties. All Company Documents in the possession, custody, or control of Executive shall be returned to the Company at the time of termination of employment.

Confidential Information and Non-Competition
10.
In exchange for the mutual promises and obligations contained in this Agreement, and contemporaneous with its execution or soon thereafter, Employer promises to deliver to Executive or permit Executive to acquire, be exposed to, and/or have access to material, data, and information of the Company and/or its customers or clients that is confidential, proprietary and/or a trade secret (“Confidential Information”). At all times, both during and after the termination of employment, the Executive shall keep and retain in confidence and shall not disclose, except as required in the course of the Executive’s employment with the Company, to any person, firm or corporation, or use for the Executive’s own purposes, any Confidential Information. For the purposes of this Paragraph, such information shall include, but is not limited to:

(a)
The Company’s standard operating procedures, processes, formulae, know-how, scientific, technical, or product information, whether patentable or not, which is of value to the Company and not generally known by the Company’s competitors;

(b)	All confidential information obtained from third parties and customers concerning their products, business, or equipment specifications;

(c)
Confidential business information of the Company, including, but not limited to, marketing and business plans, strategies, projections, business opportunities, client identities or lists, sales and cost information, internal financial statements or reports, profit, loss, or margin information, customer price information; and,

(d)	Other information designated by the Company or deemed by law to be confidential information.
11.
Non-Competition. In consideration of the mutual promises contained in this Agreement, the sufficiency of which is acknowledged by the parties, Executive agrees that during the term of his employment and for a period of twelve (12) calendar months after termination of employment from the Company (whether voluntary or involuntary), Executive shall not, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise:

(a)
Become associated or affiliated with, employed by, or financially interested in any business operation which competes in the business currently engaged in by Company. (The phrase “business currently engaged in by the Company” includes, but is not limited to, the type of activities in which the Company was engaged during Executive’s tenure, such as designs and delivers high performance connectivity adapters for computer and telecommunication networks.)

(b)
Solicit or attempt to solicit the business or patronage of any person, firm, corporation, partnership, association, department of government or other entity with whom the Company has had any contact during a period of twelve (12) calendar months preceding the date of this Agreement (“Customers”), or otherwise induce such Customers to reduce, terminate, restrict or otherwise alter business relationships with the Company in any fashion; or,

(c)	In any way solicit or attempt to solicit the business or patronage of any Customers.

(d)
The parties intend the above restrictions on competition to be completely severable and independent, and any invalidity or unenforceability of any one or more such restrictions shall not render invalid or unenforceable any one or more restrictions.

12.
Limitations on Scope. In recognition of the broad geographic scope of the Company’s business and the ease of competing with the Company in any part of the United States, the restrictions on competition set forth herein are intended to cover the following geographic areas:

(a)	The geographic territory identified on the attached Exhibit C;

(b)	The cities containing a facility or operation owned or managed by the Company; and,

(c)	A fifty (50) mile radius outside the boundary limits of each such city.

The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.

13.
Non-Solicitation of Employees. During employment and for a period of twelve (12) months after termination, Executive agrees not to hire, employ, solicit, divert, recruit, or attempt to induce, directly or indirectly, any existing or future employee of the Company to leave their position with the Company or to become associated with a competing business.

Remedies for Breach
14.
Company’s Right to Obtain an Injunction. Executive acknowledges that the Company will have no adequate means of protecting its rights under Paragraphs 10, 11, 12, or 13 of this Agreement other than be securing an injunction (a court order prohibiting the Executive from violating the Agreement). Accordingly, the Executive agrees that the Company is entitled to enforce this Agreement by obtaining a temporary, preliminary, and permanent injunction and any other appropriate equitable relief. Executive acknowledges that the Company’s recovery of damages will not be an adequate means to redress a breach of this Agreement. Nothing contained in this Paragraph, however, shall prohibit the Company from pursuing any remedies in addition to injunctive relief, including recovery of damages. Executive expressly acknowledges that the Company has sole discretion regarding whether to seek a remedy for breaches of Paragraphs 10, 11, 12, or 13 in a court of competent jurisdiction or by arbitration procedures outlined in Paragraph 15.

15.
Arbitration. Executive and the Company agree that any unresolved dispute or controversy involving a claim for monetary damages and/or declaratory or injunctive relief arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in Dallas, Texas, according to the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Notwithstanding the foregoing, nothing in this Paragraph is intended to subject a claim by either party arising under Paragraphs 10, 11, 12, or 13 to mandatory arbitration. Any claim arising under Paragraphs 10, 11, 12, or 13 shall be litigated in the courts of the relevant jurisdiction and venue.

Inventions and Discoveries
16.
Discoveries, Inventions, & Copyrights. Executive shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by the Executive, solely or jointly, during Executive’s term of employment and which pertain to the business activities of the Company. Executive hereby assigns and agrees to assign all his interest therein to the Company or to its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.

General Provisions
17.
Condition to Seeking Subsequent Employment. Executive agrees to show a copy of this Agreement to any Competitor with whom Executive interviews during the Executive’s employment with the Company or with whom the Executive interviews within twelve (12) months following the effective date of the termination of the Executive’s employment with the Company.

18.
Attorneys’ Fees. If any party shall obtain a final judgment of a court of competent jurisdiction, subject to no further appeal, pursuant to which any other party shall be determined to have breached its obligations hereunder or made any misrepresentations, such prevailing party shall be entitled to recover, in addition to any award of damages, reasonable attorneys’ fees, costs, and expenses incurred by such party in obtaining such judgment.

19.
Non-Disparagement and Confidentiality. Except as may be required by law or as consented to in writing by an authorized officer or agent of the Company, Executive agrees not to make any statements whatsoever, directly or indirectly, written or oral, which could reasonably become public, which could be interpreted as embarrassing, disparaging, prejudicial, or in any way detrimental or inimical to the interests of the Company. Furthermore, Executive agrees to hold confidential and not to disclose, make public, or to communicate orally or in writing to any person or entity (other than Executive’s significant other and immediate family), directly or indirectly, the terms of this Agreement or any matters set forth herein, except only: (a) as may be compelled by court orders; (b) as may be necessary to enforce the terms of this Agreement; (c) to legal, accounting, and financial advisors; (d) as may be necessary in connection with the application for or obtaining loans or credit; (e) as may be necessary to comply with applicable laws and government regulations; or, (f) as may be necessary or desirable in obtaining future employment.

20.	Additional Termination Provisions.
(a)
Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to the Severance Payments or any other amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Code, in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (“Separation from Service”).

(b)
Section 409A Compliance. Notwithstanding anything contained in this Agreement to the Contrary, to the maximum extent permitted by applicable law, the Remaining Term Payments and the Severance Payments payable to Executive pursuant to Paragraph 4 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Paragraph 20(b) shall be paid in a lump sum to Executive. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

21.
Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment. Executive acknowledges and understands that neither the Company nor any employee or agent of the Company has provided Executive any tax advice regarding this Agreement or amounts payable under this Agreement and that the Company has urged Executive to seek advice from Executive’s own tax advisor regarding the tax consequences of this Agreement to Executive.

22.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its subsidiaries, affiliates, successors, and assigns.

23.
Nonwaiver. Any waiver by the Company of a breach of any provision of this Agreement must be in writing and signed by the Company to be effective. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver by the Company of any different or subsequent breach of this Agreement by Executive.

24.	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without giving effect to the conflict of laws provisions thereof.

25.
Forum Selection Clause. Any and all causes of action for equitable relief relating to the enforcement of this Agreement and not otherwise subject to the mandatory arbitration provisions of Paragraph 15 may, in the Employer’s sole discretion, be brought in the United States District Court for the Northern District of Texas or the Dallas County District of the Texas State Courts. The parties agree that the provisions of this Paragraph benefit both Employer and Executive. Any and all causes of action by and between Employer and Executive can be quickly and efficiently resolved in the agreed-upon forum, which will not unduly burden either Employer or Executive, and which will substantially aid Employer and Executive in providing the opportunity for uniform treatment with respect to any issues relating to the covenants contained in this Agreement.

26.
Entire Agreement; Amendment. This Agreement represents the entire agreement between the Company and the Executive with respect to the subject matter hereof, supersedes all prior agreements dealing with the same subject matter. This Agreement may be amended at any time by the mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Company and Executive; provided that any such amendment shall be consistent with the provisions of Paragraphs 20 and 21 hereof.

27.
Severability. The invalidity of any term or provision of this Agreement, including any term or provision of Paragraphs 10, 11, 12, or 13 shall not invalidate or otherwise affect any other term or provision of this Agreement.

IN WITNESS WHEREOF, the Company and Executive have duly executed this Agreement to be effective as of the day and year first above written.

Interphase Corporation

By:	/s/ Gregory B. Kalush

Gregory B. Kalush

Its: President and Chief Executive Officer

Executive

/s/ Deborah A. Shute

Deborah A. Shute

Exhibit A
Job Description

Job Title: VP of HR & Administration	Department: Human Resources
Reports To: President and CEO	FLSA Status: Exempt
Prepared By: HR & Gregory B. Kalush	Approved By: G. Kalush
Prepared Date: December 30, 2008	Approved Date: 12-30-08
SUMMARY The Vice President of HR & Administration is a strategic business partner and member of the Executive Team, and has responsibilities critical to the short-term and long-term profitability, growth, and overall success of the Company. Reporting directly to the CEO, this position provides proactive HR team leadership and organizational leadership.
As the senior Human Resources individual for the company, the VP of Human Resources & Administration is fully responsible for leading all global Human Resources & Administrative functions and activities. Directs the development and implementation of most or all company-wide human resources policies and programs covering employment, benefits, compensation, AA / EEO compliance, organizational development, safety and health, and employee relations, etc. Ensures compliance with all country / federal, state and local labor laws where the Company has employees. Responsible for functional goal setting / attainment, meeting or exceeding budget targets, establishing corporate policies and key HR processes, and making personnel-related decisions consistent with approved policies, procedures, and practice.
As a member of the Executive Team, the VP of HR & Administration must embrace the organization’s vision, goals, and values, and display a sense of unity and alignment with the CEO and the rest of the leadership team which is necessary to achieve superior business results within the Company.
ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned. Management reserves the right to change these duties at any time.
Executive Management
Contributes as a member of the CEO’s Executive Staff on all short-term, long-term strategic and annual operating planning activities. Participates in future plans and the associated business/budgeting activities, SWOT analyses, etc., to achieve desired results. Prepares detailed budgets, operating plans, CAPEX plans, cost reduction programs, etc.
Actively engaged in the company’s formulation, implementation, and evaluation of strategic initiatives. Visible to internal customers and involved in “adding value” throughout the organization. (Viewed and leveraged as a resource by peers.)

In tandem with other key leaders, cultivates a synergistic environment in which there is cross-functional discussion and the formulation of action plans to pro-actively address the company’s SWOT, or participate in the due diligence process related to merger and acquisition activity, etc.
Human Resources Leadership
Overall responsibility for all aspects of HR & Administration for the Company on a worldwide basis. This includes establishing effective metrics/measurements, reporting on performance to goals, and ensuring key HR processes enable company success.
Accountable for creating, gaining approval of, and implementing the HR strategy to align HR activities with business goals and objectives. Accountabilities encompass:
•	Strategic HR Management (Advice & Counsel to Management)

•	Workforce Planning & Employment (Staffing)

•	Human Resources Development (Training & Development)

•	Total Rewards (Compensation & Benefits)

•	Employee Relations (Performance Management, Compliance)

•	Risk Management (Worker’s Compensation, Health and Safety)
Establishes HR’s vision and mission, short-term and long-range operating plans, programs, and budgets. Implements the necessary strategies, initiatives, and processes to achieve success.
As Strategic Business Partner, establishes trust and credibility with the organization and works cooperatively with leadership to understand and solve their key business issues with a focus on areas that provide value to the organization and assist the organization in achieving its business objectives. Provides decision support to leadership, makes recommendations for improvements, and personally acts as appropriate to design and implement people, process, or system changes to achieve desired results. Understands the business, and is sought after by leadership because of results orientation and the value provided.
Responsible for promoting strong employee engagement and retention and ensuring compliance with all federal, state and local labor laws as well as company policies and procedures.
Furthers a motivated and engaged workforce by ensuring the right people are in the right jobs, providing quality people supervisors and leaders, promoting good working conditions and eradicating conditions to the contrary, and ensuring competitive pay and benefits, training and development opportunities, and recognition and morale activities.

Provides sound advice and counsel to management and employees from the simple to the complex in all areas of Human Resources that is timely and appropriate, within the guidelines of company policies and procedures, past practice, best practice, and applicable laws. Ensures the CEO is alerted and properly updated throughout any serious employee relations matter. Through subordinate managers, promptly investigates, documents, and resolves employee relations issues in the company, particularly all harassment and discrimination complaints.
Acts as employee advocate to raise the questions, concerns, and issues of the employees within the company and works diligently to ensure they are understood and resolved appropriately. Ensures prompt response to unemployment or 3rd party claims (TWC, EEOC, etc.), and represents the company in any hearing, deposition, or other legal matter as appropriate.
Proposes retention strategies and works on approved initiatives to implement them. Manages the Employee Suggestion systems and employee climate surveys.
Ultimately responsible for the company’s Policy Guide and any new policies or revisions required to comply with the law or changing business practice. Recommends new processes, policies, or procedures as needed, and assists in updating outdated ones and ensuring employees are notified as appropriate.
Ensures strong internal controls for HR’s key processes and compliance to ISO/TL and SOX standards. Documents all key HR processes in cooperation with other HR staff, ensures appropriate contributors are properly trained, keeps processes updated on a regular basis, and identifies control issues and rectifies them promptly.
Ensures all terminated employees are out processed appropriately. Negotiates separations as needed. Reviews exit interviews and related paperwork and shares with leadership, identifying trends or changes required. Secures company assets, and advises management on transition issues.
Leads, and actively participates in, any rightsizing activities, terminations, or job eliminations deemed necessary to ensure the business needs are met, the employee’s dignity is maintained, the company’s reputation internally and externally in the community is upheld, and that all laws are complied with related to WARN, COBRA, EEOC, Wage and Hour, etc.
Ensures preparation of a timely and legally compliant annual Affirmative Action Plan, as well as EEO-1, and Vets100 reports. Communicates, and trains, management as needed. Implements any corrective actions timely. Manages any required recruitment activities or good faith efforts.
Is responsible for full life-cycle recruiting globally that is pro-active, timely, and responsive. Ensures business needs are identified and understood, that a comprehensive recruiting strategy is prepared and agreed upon, and appropriate approvals are obtained.

Ensures the organization’s staffing needs are addressed expeditiously through a formal process including signed personnel requisitions, approved positions are posted, qualified candidates are interviewed, references are checked, pre-employment testing is administered (drug and background checks), new hires are processed and on-boarded appropriately, and all applicable laws are complied with (i.e. Executive Orders, FLSA, EEOC, etc).
Manages all compensation and benefit-related activities and programs. Ensures the Company maintains excellent compensation and benefits with a focus on competitiveness, retention, effectiveness, and affordability from both the Company and Employee perspective. Ensures Key Talent are identified and given extra consideration with regard to compensation-related programs.
Ensures department records, including the HRIS system, personnel files, benefit files, training records, and I-9 records, are maintained appropriately and in compliance with department processes, company policy, and all applicable laws—including retention timeframes.
Implements processes, procedures, systems that maintain the integrity and accuracy of the Company’s HR records and ensure compliance with country / federal, state, and local labor laws as well as ISO & TL, and SOX. Advises the CEO, the Executive Team, and other internal teams on these matters, as required. Participates in customer/partner/vendor audits, as appropriate. Presents at quarterly Operations Reviews and Board Meetings as requested or required.
Assists the CEO and Executive Team with any special projects that arise including those related to mergers & acquisitions, divestitures, etc.
Confers with CEO to review achievements and to discuss required changes in programs, resources, processes, strategies or goals as a result of current business or market conditions.
SUPERVISORY RESPONSIBILITIES
The VP of HR & Administration directs and leads subordinate managers including HR Managers (Europe and North America), an HR Generalist, and three Executive Assistants. Responsible for the overall direction, coordination, and evaluation of these units. Carries out supervisory responsibilities in accordance with the organization’s policies and applicable laws and governmental regulations. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

QUALIFICATIONS To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.
EDUCATION and/or EXPERIENCE
B.S. degree in Business Administration, Human Resources Management , Human Resource Development, Industrial / Organizational Psychology, Management, or Organizational Management / Development . An advanced technical degree (M.S. or PhD) and/or MBA would be highly desirable.
Prefer ten (10+) years of progressively responsible HR leadership experience, preferably in a technology environment. Manufacturing and/or telecom experience a plus.
Must have strong leadership skills and the ability to inspire and motivate employees to perform well and meet company objectives. Will interface with all levels of the organization, including the Board of Directors. Leadership skills also include the ability to develop and communicate vision and business strategies. Must have knowledge of business and HR best practices.
Ideally, five plus (5+) years of background functioning as the senior HR leader of a Company, major operating group or subsidiary with accountability for strategic HR management, workforce planning, employee relations, compensation and benefits. Prefer that they have been a member of the Executive Committee.
Requires an extremely capable VP of HR & Administration who can truly operate as an influential member of the CEO’s Staff while making “value-added” contributions in HR and throughout the organization. Building solid working relationships with key Executive Officers and the Company’s Board of Directors will also be imperative to the overall execution of the VP’s responsibilities.
Must possess a balanced business background encompassing more than just technical and interpersonal skills. Equally important, will be the ability to aggressively contribute to the company’s long-term and short-term strategic vision, functioning as a major contributor in support of the Company’s growth strategy, new products, and services is a high priority, as is the need to become the CEO’s confidant and “business partner”.
COMMUNICATION AND LANGUAGE SKILLS
Must possess excellent verbal and written communications skills. Able to communicate effectively with employees at all levels. Must communicate concisely and accurately with integrity, having the ability to decipher and understand moderately complex laws, analyze and interpret moderately complex financial reports, and legal documents and be able to explain them accurately. Must possess the ability to respond to (and resolve) inquiries or complaints from employees, Board Members, customers, partners, regulatory agencies, and members of the business community that are from the simple to the complex in nature. Must possess the ability to effectively and concisely express key relevant information in written form, whether preparing presentations, or writing employee communications, newsletter articles, etc. Ability to effectively present information to the Executive Leadership Team, the Board of Directors, our employees, public groups, and/or the media.

REASONING ABILITY
Excellent ability to read and understand very complex and technical information and then apply that knowledge of information to the company’s own situation to develop strategies and solve problems. Must be able to pro-actively and effectively define problems, collect data, establish facts, make sound recommendations, draw valid conclusions, and solve complex problems daily.
PHYSICAL DEMANDS The physical demands described here are representative of those that must be met by an employee to successfully perform the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.
While performing the duties of this job, the employee is regularly required to talk and hear. The employee frequently is required to walk, sit, stand, and reach with hands and arms. International travel requires sitting for prolonged periods of time. The employee must occasionally lift and/or move up to 25 pounds. Specific vision abilities required by this job include close vision and color vision.
WORK ENVIRONMENT The work environment characteristics described here are representative of those an employee encounters while performing the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.
Normal office and engineering lab environment. Regular domestic and international travel required (up to 25%); must possess valid passport.
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Exhibit A

Exhibit B
Compensation
Base Salary. $6,076.92 per pay period ($158,000/year on an annual basis), of which there are 26 in each calendar year, less deductions as may be required by law or authorized by Executive.
Performance Bonus. Executive shall be eligible for an annual bonus for FY2008 in an amount up to $45,000 under and subject to the terms and conditions of the Company’s Executive Bonus Plan. During the term of this Agreement, Executive shall be eligible for an annual bonus under the Company’s existing Executive Bonus Plan as determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in its sole discretion (collectively, “Annual Bonus”). It is generally anticipated that Executive’s Annual Bonus target will be an amount not less than $30,000. The opportunity to earn an Annual Bonus and the actual amount of the Annual Bonus will be determined in accordance with criteria established by the Compensation Committee and based on Executive’s achievement of specific corporate objectives, as determined by the Compensation Committee. Executive must continue to be employed by the Company through the payment date of any such Annual Bonus as a condition to receiving the bonus.
Equity Awards. Executive shall be eligible to participate in equity awards as determined by the Compensation Committee under the Company’s Long-Term Stock Incentive Plan or other equity award plan maintained by the Company during the term of this Agreement.
Severance Pay. Executive shall be eligible for 6 months of base salary, subject to terms and conditions of this Agreement. Please refer to Paragraph 4 of this Agreement, “Termination Without Cause or Nonrenewal.”
Vacation and Leave. Executive shall be entitled to four (4) weeks of vacation per year, accrued monthly, and in accordance with the Company’s vacation policy in effect from time to time, and six (6) sick days per year, and any other paid leave benefits provided for in the Company’s Policy Guide.
Office Furnishings. The Company agrees to provide, and has already provided, office space and furnishings to Executive commensurate with the Company’s decor and culture.
Executive Benefit Plans. Executive shall be eligible to participate in any profit sharing, retirement, medical benefit, or disability benefit plan maintained by the Company from time to time during the term of this Agreement for its similarly situated executives, if any, according to the terms and conditions of those plans.
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Exhibit B

Exhibit C
Designated Cities — Per Paragraph 11a of Employment, Confidentiality,
and Non-Compete Agreement.
The Continental United States
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Exhibit C